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                        [HUNTON & WILLIAMS LETTERHEAD]

September 14, 2000


                                                                     Exhibit 5.1
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National Financial Securities Corporation
909 East Main Street
Richmond, Virginia 23219

Dear Sirs:

We have acted as counsel to National Financial Securities Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement"), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed sale by the Company of up to $50,000,000 in aggregate principal amount of Trust Certificates, issuable in one or more series (the "Securities"). In this capacity, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, the form of Trust Agreement, including Standard Terms thereto (the "Trust Agreement"), and such other materials as we have deemed necessary to the issuance of this opinion.

On the basis of the foregoing, we are of the opinion that:

1. The Company has been organized and is existing as a corporation under the laws of the State of Delaware.

2. Each issuance of each series of Securities has been duly and validly authorized by all necessary corporate action.

3. When each Trust Agreement has been duly executed and delivered by the parties thereto, each will constitute a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to
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September 14, 2000
Page 2

general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

4. When the Securities have been duly issued, executed and authenticated in accordance with the provisions of the related Trust Agreement, and delivered to and paid for by the purchasers thereof, the Securities will be legally and validly issued for adequate consideration, fully paid and non-assessable and (a) the Security holders will be entitled to the benefits provided by the Trust Agreement pursuant to which such Securities were issued and (b) no Security holder will be subject to any further assessment in respect of the purchase price of his Securities.

The foregoing opinions are limited to matters of the laws of the United States of America and the States of Delaware and New York. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the "Legal Opinions" section of the prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


Very truly yours,

/s/ Hunton & Williams